EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 1/21/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/22/2025	Sell	84,688	22.00
1/23/2025	Sell	34,467	22.02
1/24/2025	Sell	11,919	22.19
1/27/2025	Sell	23,850	21.00
1/28/2025	Sell	39,209	20.80
1/29/2025	Sell	33,284	20.82
1/30/2025	Sell	32,052	21.07
1/31/2025	Sell	24,541	21.40
2/3/2025	Sell	29,447	21.06
2/4/2025	Sell	26,656	21.39
2/5/2025	Sell	29,877	21.40
2/6/2025	Sell	49,507	21.67
2/7/2025	Sell	38,948	21.75
2/10/2025	Sell	56,389	21.81
2/11/2025	Sell	43,666	21.88
2/12/2025	Sell	60,785	21.66
2/13/2025	Sell	42,407	21.78
2/14/2025	Sell	22,797	21.71
2/20/2025	Sell	17,373	21.45
2/26/2025	Sell	639,886	21.68